Exhibit 5.1

Davies Ward Phillips & Vineberg LLP

625, Madison Avenue 12th Floor New York, N.Y. 10022

Telephone: (212) 308-0132

May 5, 2004

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, NY 12804

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1, File No. 333-113329 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 2,242,500 shares of Common Stock, par value $0.01 per share (the “Shares”), of AngioDynamics, Inc., a Delaware corporation (the “Company”). The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and RBC Capital Markets Corporation and Adams Harkness & Hill, Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”). The Shares consist of 1,950,000 shares being sold by the Company initially and 292,500 shares subject to an over-allotment option granted by the Company to the Underwriters.

We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. We examined the Registration Statement and have also examined and relied as to factual matters upon originals or copies of such documents, records, certificates, and other instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, records, certificates and instruments submitted to us as originals, and the conformity with originals of all documents, records, and instruments submitted to us as copies.

This opinion is limited solely to the Delaware General Corporation Law, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Davies Ward Phillips & Vineberg LLP

Davies Ward Phillips & Vineberg LLP